Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation

PPL completes acquisition of two Kentucky utility companies
Transaction will benefit customers, shareowners and communities

ALLENTOWN, Pa. (Nov. 1, 2010) -- PPL Corporation (NYSE: PPL) on Monday (11/1) completed its acquisition of Kentucky’s two major utilities, creating a larger and more diverse energy company that is well-positioned to continue delivering excellent service for customers, attractive returns for shareowners and solid benefits for the communities where it does business.
PPL acquired E.ON U.S. LLC, the parent company of Louisville Gas and Electric Company and Kentucky Utilities Company, from E.ON AG for $7.6 billion, including assumed debt.
The acquisition substantially improves PPL’s business mix by adding a significant amount of regulated delivery and generation assets. PPL now has:
•	More than $10 billion in estimated annual revenues (up from $7.6 billion recorded by PPL in 2009).
•	5.2 million utility customers (2.6 million in the United Kingdom, 1.4 million in Pennsylvania and 1.2 million served by the Kentucky-based companies).
•	About 19,000 megawatts of generation (including 8,100 megawatts of regulated capacity in Kentucky).
•	13,500 employees, including about 3,100 in Kentucky.

“With this acquisition of high-performing assets, we’ve added significant scale and enhanced our ability to be successful over the long term,” said James H. Miller, PPL chairman, president and chief executive officer. “This acquisition increases the size of our regulated business by 130 percent and, importantly, retains the upside from our competitive generation business during periods of increased wholesale electricity prices and demand.”
PPL’s overall business will clearly benefit from the acquisition, Miller said, because of the increased financial strength and improved financial stability it provides. “Going forward, we’re a stronger company with excellent prospects for further growth,” he said.
Because of expected infrastructure investments in all three of the company’s regulated utility operations, PPL expects the size of its rate-regulated businesses, in terms of rate base, to triple by 2014.
To finance the equity portion of the acquisition, PPL sold about $3.5 billion of common stock and equity units in late June. The equity sale was significantly oversubscribed, a favorable indication of investor sentiment toward the acquisition and its perceived value. The balance of the purchase price was paid using existing lines of credit, as well as cash on hand.
On Oct. 28, PPL announced its 2010 forecast of $2.80 to $2.95 per share in earnings from ongoing operations, reflecting dilution associated with the equity financing for the acquisition, but excluding any earnings impact from closing the acquisition prior to year-end. The 2010 forecast of reported earnings, also announced on Oct. 28, is $1.94 to $2.09 per share, reflecting special items recorded through Sept. 30, 2010.
PPL will provide its 2011 consolidated earnings forecast after a detailed review of the Kentucky companies’ 2011 business plan.
LG&E and KU provide electricity service to 943,000 customers, mostly in Kentucky, with some customers in Virginia and Tennessee. LG&E also provides natural gas delivery service to 321,000 customers in Kentucky.
Approvals for the transaction, all granted within six months of the acquisition’s announcement, were received from the Kentucky Public Service Commission, the Virginia State Corporation Commission, the Tennessee Regulatory Authority and the Federal Energy Regulatory Commission. The transaction also received antitrust clearance from the Federal Trade Commission and the U.S. Department of Justice.
PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to about 5.2 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

See PPL’s Oct. 28 earnings release at www.pplweb.com for the reconciliation of earnings from ongoing operations to reported earnings.

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Note to Editors: Video clips of PPL Chairman James H. Miller and other B-roll are available at www.pplnewsroom.com.